Exhibit 10.2

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) the type that the registrant treats as private or confidential. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (“Agreement”) is made and entered into as of August 3, 2022 between Volcon, Inc., a Delaware Corporation, with registered office in 2590 Oakmont Drive, Suite 520 Round Rock, TX (“Buyer”), and General Motors LLC, a Delaware limited liability company (“Seller”), each of Buyer and Seller referred to individually as a “Party,” and collectively as the “Parties”.

PREMISE

A.	Seller is engaged in the business of, among other things, designing, developing, manufacturing, assembling, marketing and selling electrification systems and other electrification products such as drive units and related components, parts and/or accessories;
B.	Buyer is engaged in the business of, among other things, off-highway applications of electrification systems; and
C.	Buyer desires to purchase from Seller, and Seller desires to manufacture and sell to Buyer, Products for use in Buyer’s applications.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Affiliate” of a Party means a Person directly or indirectly controlling or controlled by or under direct common control with the Party. For purpose of this definition, “control” means the direct or indirect ownership of at least twenty percent (20%) of the voting rights (or their equivalent) of an entity or the rights to exercise management control.

“Agreement” means this Supply Agreement together with its Exhibits and any Amendments thereto.

“Confidential Information” has the meaning set forth in Article 17.

“End Customer” means: (1) the owner, operator or purchaser of a Modified Vehicle; or (2) any company or organization that purchases a Product from Buyer.

“Field Action” means any recall, quality improvement, or service campaign to address a quality issue that is systemic or common to a substantial number of Products.

“Field Issue” means a systemic Product quality issue that may result in a Field Action.

“Incoterms” means the Incoterms published by the International Chamber of Commerce, 2020 Edition.

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“Intellectual Property” means any letters patent, patented articles, patent applications, designs, industrial designs, copyrights and copyrightable works, inventions whether or not capable of protection by patent or registration, techniques, technical data and know-how, whether registered or unregistered and including applications, registrations and renewals in connection thereunder for the grant of any such assets or rights of the foregoing descriptions and all rights or forms of protection having equivalent or similar effect.

“Modified Vehicle” means a vehicle in which a Product is, or will be, installed.

“NOC Process” is as defined in Section 9.2.

“Party” or “Parties” means individually or collectively the Seller and/or Buyer.

“Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person, trust, association, or entity; or government, political subdivision, agency, or instrumentality of a government.

“Pricing Package” means the document issued by Seller from time to time and prepared for Buyer that sets forth pricing, forecast, shipping, payment, etc. requirements applicable to the Products (defined below) to be purchased by Buyer, and to be attached hereto as Exhibit 2.2, which pricing shall be subject to Exhibit 7.1.

“Product” or “Products” means the electrification systems as described in Exhibit 2.1, as may be changed from time to time according to the NOC Process (see definition below).

“REACH” (Registration, Evaluation, Authorisation and restriction of Chemicals) is a regulation of the European Union, adopted to improve the protection the environment from the risks that can be posed by chemicals, while enhancing the competitiveness of the EU chemicals industry.

“Service Parts” means the components or parts that Buyer may purchase from time to time for the purpose of servicing or repairing the Products.

1.2	Interpretations

In this Agreement, except to the extent that the context otherwise requires:

(a)	when a reference is made in this Agreement to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

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(g)	any law defined or referred to herein or in any Agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified, or supplemented, including by succession of comparable successor Laws;

(h)	references to a Person are also to its permitted successors and assigns; and

(i)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

2.	SUPPLY AND PURCHASE

2.1	Seller agrees to sell Parts to Buyer for distribution in accordance with the information provided in the Questionnaire attached as Exhibit 1. Buyer understands that this Agreement is limited to the purchase of Products approved by Seller and for the types of customers and applications authorized by Seller as set forth in Exhibit 2, as may be modified from time to time with approval of Seller. To seek preapproval, Buyer shall provide Seller with a completed Questionnaire, included as Exhibit 1, for review. Following submission, Seller will review the Questionnaire, and, if approved, add the third party/use case to Exhibit 2. Sales of Products not approved by Seller, or sale of Products to customer not authorized by Seller, shall allow Seller, in its sole discretion, to immediately terminate this Agreement.

2.2	During the term of this Agreement and subject to its terms and conditions, Seller will sell to Buyer the Products as described in Exhibit 2.1, as may be amended from time-to-time, only for use in off-highway electrification applications.

2.3	The operational and communication requirements between the Parties for the supply and purchase of the Products will be set forth in each Pricing Package, each of which will become part of this Agreement. Model Year 2022 Pricing Package is attached hereto as Exhibit 2.2. Each Pricing Package is fixed for the applicable model year and shall govern until the Pricing Package for the following model year becomes effective.

2.4	No later than (6) six months prior to the start of production of each model year, Buyer will provide Seller an estimated, non-binding forecast for the upcoming and remaining model years under this Agreement. Buyer will provide Seller forecast updates in accordance with the Pricing Package.

2.5	It is anticipated that the annual volume of Products to be supplied and purchased under this Contract will not exceed the units per year indicated in the Exhibit 2.3. Should Purchaser request to purchase units in addition to quantity per year indicated in the Exhibit 2.3, the Parties will separately discuss potential capacity increases.

2.6	All Freight Cost is incurred by the customer. The customer selects the mode of transportation (truck carrier of choice or Federal Express). GM has the capability to expedite at the customer expense.

2.7	The Products will meet the specifications as attached in Exhibit 2.1.

2.8	Buyer will be responsible for the integration of Products into the off-highway electrification applications; and Seller will have no responsibility or liability with respect to the integration of the Products into the off-highway electrification applications.

2.9	Buyer will provide Seller with the connectivity/telematic information set forth in Exhibit 2.1 to monitor the performance of the Products.

2.10	Seller reserves the right, in its sole discretion, to cancel production of the Products to be supplied to Buyer under this Agreement based on market conditions. Seller will provide Buyer reasonably advanced notice of a planned production cancellation. Such notice will be made, in writing, no later than six (6) months prior to planned production cancelation.

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2.11	The Parties will execute an amendment to this Agreement with each specific anticipated use case Buyer intends for Connected Products. In advance of the Amendment, the Parties agree to the Product principles and data collection requirements set forth in Exhibit 2.10, to be articulated in more detail in each use case amendment. “Connected Product” means any Product that may connect to, communicate with and transmit data to other systems (including Seller’s hardware and software systems).

3.	MANUFACTURE

3.1	The Products will be manufactured using Seller’s manufacturing system, validation requirements, and quality systems. Notwithstanding the foregoing, any obligations with respect to quality, disruption of supply, and damages will be in accordance with the specific terms of this Agreement.

3.2	Seller will perform quality control of Products in accordance with its currently established quality control procedures. The Parties will work together on details surrounding quality assurance aimed at improving overall quality.

3.3	Seller will be solely responsible for determining manufacturing location and providing the floor space, equipment, personnel, and working capital required to manufacture the Products. In case of a planned change of the manufacturing location Seller will provide Buyer reasonably advanced notice and execution thereof will be managed through the NOC Process.

3.4	Seller may, upon reasonable notice to Buyer, subcontract its manufacturing and assembly requirements for the Products. Seller will remain responsible for its obligations under this Agreement.

3.5	Unless otherwise agreed in writing, Buyer will not become the owner of any production equipment or tooling used in the manufacture of the Products.

4.	AFTERSALES

If applicable, the purchase of Service Parts and Customer Care and Aftersales (“CCA”) engineering services shall be governed by a separate Aftersales Supply/ Service Agreement between the Parties and/or their Affiliates.

5.	FORECAST AND ORDERING PROCEDURE

5.1	The Parties will follow the forecast and ordering requirements for the Products, as set forth in each Pricing Package.

5.2	Buyer and Seller’s manufacturing facility sourcing the Products will establish respective single points of contact for scheduling communication and coordination of the Products.

5.3	Seller and Buyer will use manual or electronic Purchase Orders to communicate with respect to the Products, including ship-based schedules, order forecast information and shipping notification (unless alternative process as agreed by the Parties is in place).

5.4	No pre-printed or standardized terms and conditions of purchase or sale used by Buyer or Seller will be applicable, unless specifically and expressly agreed to in writing by the Parties with a specific reference to this Agreement and the Parties’ intent to modify this Agreement. In case of any conflict between the terms of a purchase order and the terms of this Agreement, the terms of this Agreement will prevail.

6.	TITLE AND RISK OF LOSS; LABELING, PACKAGING AND DELIVERY/SHIPPING

6.1	Except as provided herein or otherwise agreed in writing, all deliveries under this Agreement will be FCA (as defined in Incoterms 2020 as published by the International Chamber of Commerce) Seller’s manufacturing location. Title to the Products will pass to Buyer and responsibility of Seller for loss or damage to the Products will cease upon FCA delivery.

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6.2	Seller will prepare packing specifications for the Products. Such packing will be suitable for transportation, loading and unloading so as to prevent the Products from rust condition and damage for delivery to Seller. Seller will be the owner of all packaging (including returnable racks and containers) unless otherwise agreed by the Parties.

6.3	Periodically Buyer and Seller will cooperate to schedule and implement an inventory of all containers. Buyer is responsible for any damage or loss related to packaging incurred while the packaging is in the possession of the Buyer or its carrier or any of its other service providers.

6.4	If returnable racks and containers are used, Buyer is responsible for all freight and any other costs to return racks, and containers to the location Seller delivered them to the Buyer and to manage the returned racks and containers of Seller consistent with Seller’s schedules for production of the Products.

6.5	The Party responsible for returnable rack and container procurement will be responsible for repair and replacement of damaged or lost containers and racks; however, the responsible Party will be reimbursed by the other Party when the damage or loss occurred when in the possession or control of such other Party or any of its service providers. Buyer will bear any cost of maintaining the racks and containers in good condition.

6.6	If Buyer cannot return the containers or racks to Seller within a reasonable time period after shipment of the Products, Buyer will notify Seller of such delay, the cause and corrective actions, and the estimated date of return, and will be responsible for any related costs, including, but not limited to, storage fee, incurred by Seller due to the delay.

6.7	Labeling of containers will be in accordance with GM 1724 Shipping & Parts Identification Standard (A, B, C), such standard being available on GM Supply Power, unless otherwise agreed upon by the Parties. Any unique labeling requirements driven by local regulations must be followed after review by the Parties. If the local regulations requiring unique labeling are a result of requirements attributable solely to Buyer, Buyer will be responsible for all related costs to provide labels that deviate from, or in addition to, the GM Standard. Otherwise, the costs of any unique labeling will be borne equally by both Parties.

6.8	Labeling of product (for example engraving or bar code identification or emission parts type number identification for certification) will be in accordance with the GM 1738 Global Transport Label Standard unless otherwise agreed by the Parties. The Parties will agree on the best method for implementing any unique labeling requirements. If the local regulations requiring unique labeling are a result of requirements attributable solely to Buyer, then any additional costs will be met at Buyer’s expense and will be agreed by the Parties. Otherwise, the costs of any unique labeling will be borne equally by both Parties.

7.	PRICING

7.1	Buyer will pay the Product prices specified in Exhibit 7.1. The Parties agree that the prices set forth in Exhibit 7.1 are the base pricing for the Products as of the date of this Agreement. Pricing changes will be communicated to Buyer in revised Pricing Packages on an annual basis.

7.2	Prices will be exclusive of any applicable sales or other similar tax, if any, that is required by law to be added to the sales price.

7.3	Buyer will be responsible for the installation and any vehicle adaptation charges directly with End Customer.

8.	PAYMENT

8.1	Buyer will pay for the Products in US dollars. Buyer’s payment for the products shall be net 25th proximo. Payment of invoices dated the 1st through the end of the month are due on the 25th of the following month. One invoice and one delivery note will be issued for each shipment of Products. Payment terms and trade credit limit are subject to Buyer meeting Seller’s regular credit standards.

8.2	Banking information and applicable contact information will be as set forth in the Pricing Package.

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9.	PRODUCT CHANGES

9.1	The Parties agree that the Products are supplied as-is and Seller will be under no obligation to make any changes to the Products for Buyer. Buyer is buying the Products as manufactured by Seller.

9.2	Any component changes to the Products from Seller will be communicated to Buyer in accordance with Seller’s applicable Notice of Change Process (“NOC Process”).

9.3	Breakpoints for any requested change will be coordinated between the Parties, including appropriate consideration of the impact on inventory and scrapping cost.

9.4	In the event Seller discontinues the manufacture or production of Product components, Seller shall provide Buyer with prompt written notice of such decision and will provide Buyer with the opportunity to affect a one-time or all-time purchase of a reasonable quantity of such components.

10.	EXPORT CONTROL AND ENVIRONMENTAL LAWS

10.1	Buyer will comply with all federal, state, and local laws, regulations, and standards in performance of rights and obligations under this Agreement and Buyer is solely responsible for ensuring—and will ensure—the compliance of the end-product Modified Vehicles with all federal, state, and local laws, regulations and standards. Buyer is solely responsible for acquiring any certifications for the Modified Vehicles, if needed, to satisfy any requirements set forth by the U.S. National Highway Traffic Safety Administration (“NHTSA”) and the Federal Motor Vehicle Safety Standards (“FMVSS”).

10.2	The products, services and/or technical data (collectively “Items”) delivered under this Agreement may be subject to U.S. and other applicable export control and economic sanctions laws and regulations (collectively "Export Laws"), including, but not limited to, the International Traffic in Arms Regulations or the Export Administration Regulations and/or other relevant country laws and regulations. The Parties shall, at their own cost, comply with all applicable Export Laws and shall not export, re-export, release or otherwise transfer Items without first obtaining, at their own cost, all required licenses and approvals. Without limiting the foregoing, if Buyer intends to export any Items, it is solely responsible for all expenses, including but not limited to securing a freight forwarder and customs broker services, associated with shipping the Items outside of the United States. Seller will not be responsible for any expenses associated with shipping the Items outside of the United States. Seller is committed to comply with export control laws and regulations of all countries in which it does business. Export Compliance controls govern Seller’s activities globally and, in some instances, may prohibit the export of certain products (which includes equipment, machinery, vehicles, materials, components and any other hardware item), software, technology and services to specific countries, entities, or individuals. As a U.S. company and in compliance with U.S. law, it is Seller’s policy not to conduct any business, directly or indirectly, with Cuba, Iran, Syria, North Korea, and the Crimea, Donetsk, or Luhansk regions of Ukraine, unless the transactions are permitted under applicable laws and regulations. The violation of export control laws and regulations can subject Seller and individual employees to both civil and criminal penalties.

10.3	Buyer shall be solely responsible for evaluating and ensuring Products supplied under this Agreement are compliant with all applicable environmental laws in all regions in which the Products will be distributed, including but not limited to, REACH (EC 1907/2006), the End-of-Life Vehicles Directive (Directive 2000/53/EC), and the Restriction of the Use of Hazardous Substances in Electrical Equipment Directive (Directive 2011/65/EU), as adopted and amended. Seller shall have no obligation to provide chemical or material identification information or assessments to Buyer for Products. As a non-EU manufacturer, Seller shall have no REACH obligations under this Agreement, and is neither an importer nor an “only representative” for purposes of REACH.

10.4	Buyer shall be solely responsible for ensuring environmental certification and/or type approval of Products and/or the vehicle applications to which they are being integrated, in accordance with applicable laws in the region where the Products supplied and/or vehicle applications to which they are being integrated under this agreement will be distributed. Buyer shall certify or type approve Products and/or corresponding vehicle applications through its own actions, or by requiring its customers to certify or type approve Products and/or corresponding vehicle applications in accordance with all applicable laws.

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10.5	Seller may provide, in its discretion, technical or other information about the Products to assist Buyer, but Buyer will control and bear full responsibility for the integration of the Products into the Modified Vehicles.

10.6	Buyer is solely responsible for any warranties it may provide End Customers regarding its work and/or the Modified Vehicles. Seller is not responsible for any such End Customer warranties, nor is it responsible for the safety or quality of design features, materials, or workmanship of Buyer.

11.	WARRANTIES; LIMITATION OF LIABILITY

11.1	Seller warrants that the Products supplied under this Agreement will (a) be free from defects in materials or workmanship; (b) comply with the applicable Product specifications set forth in Exhibit 2.1, for each Product purchased hereunder; and (c) be free and clear of any liens or encumbrances. [***] Buyer’s exclusive remedies for breach of warranty are those outlined in Article 12. The warranty will not apply to any Products that were (i) improperly integrated into the off-highway electrification application system applications; by or on behalf of Buyer, (ii) damaged through misuse, negligence, accident, or improper handling, maintenance, or application after delivery to Buyer under this Agreement, (iii) lost or damaged during transportation from place of delivery to Buyer’s manufacturing facility, or (iv) repaired or altered by or on behalf of Buyer without Seller's prior written consent.

11.2	EXCEPT AS OTHERWISE PROVIDED EXPRESSLY IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER WILL NOT BE LIABLE TO BUYER ON ANY CLAIM OF NEGLIGENCE OR MANUFACTURER’S STRICT LIABILITY ON PRODUCTS OR PARTS THEREOF SOLD TO BUYER EXCEPT IN CASE OF SELLER WILLFUL MISCONDUCT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SELLER ASSUMES NO OBLIGATIONS OR LIABILITIES, AND SELLER HAS AUTHORIZED NO OTHER PERSON OR PARTY TO ASSUME FOR IT ANY OBLIGATIONS OR LIABILITIES, IN CONNECTION WITH SUCH PRODUCTS OR PARTS THEREOF.

12.	CLAIMS

12.1	Buyer will submit to Seller a claim in writing for any Products that (i) have been incorrectly included in a shipment by Seller, (ii) have been omitted from a shipment as a result of a short delivery by Seller, or (iii) fail to meet the standards set forth in Section 11.1.

12.2	Claims under Sections 12.1(i) and 12.1(ii) must be submitted to Seller within forty-five (45) days of Buyer taking ownership of the Products. Claims under Section 12.1(iii) must be submitted to Seller within one year of Buyer taking ownership of the Products. Any claim not submitted within the periods stated above is barred from any remedy, except that if the submission of a claim is delayed due to an event of Force Majeure, the period of submitting such claim is extended for the duration of such event of Force Majeure.

12.3	To the extent that Seller accepts a particular claim, Seller will authorize repair, replacement, or provide credit to Buyer’s account for such defective, short shipped, wrongly shipped or damaged Products. Seller’s only obligation under this Agreement is to provide a credit or repair or replace the part(s), at Seller's reasonably exercised option and expense, including the cost of the Products or parts and transportation, including freight, insurance, and customs duty to the warehouse designated by Buyer.

12.4	If Seller reasonably decides to authorize the repair of the Products by Buyer, then (i) Seller’s quality standard for such parts will apply, and (ii) repair rates at currency per hour and labor times will be mutually agreed upon before commencement of the repair work. Rework by Buyer on defective Products will be carried out in accordance with the following procedure:

(a)	Seller gives official rework authorization (by model) to Buyer, and Buyer will perform or assign the third parties to perform the rework subject to the authorization;

(b)	Seller provides the instruction and any necessary training of Buyer’s technicians for rework;

(c)	Seller provides the list of necessary repair parts; and

(d)	Seller gives a clear definition of the scope of rework to be carried out by Buyer (including which parts are authorized).

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12.5	If Seller reasonably decides to replace defective Products or component parts, then Seller will be responsible only for the cost of the Products or parts and transportation, including insurance, freight and customs duty to the warehouse designated by Buyer.

12.6	Buyer will contact its assigned OEM Sales Quality Representative to report and resolve problems.

13.	field actions; PRODUCT LIABILITY; indemnification and insurance

13.1	The Parties recognize that, as a result of integration, for which Buyer will be solely responsible as well as other issues, the Products may perform differently in the off-highway application environments than in other vehicles and applications. As a result, a Field Issue may exist on Products used in some applications that may not exist in other applications. Each Party will have the right, at its sole discretion, to institute any Field Action investigation and Buyer will have the right, at its sole discretion, to institute any Field Action in relation to the Products it purchases under this Agreement that are incorporated into the off-highway applications. The Parties agree to put into place internal policies, procedures and practices for the investigation and resolution of Product quality issues that could lead to a Field Action. If a Party elects to institute a Field Action investigation which may lead to a Field Action decision, then the instituting Party will notify the other Party as soon as possible prior to instituting any Field Action, but not less than three business days prior to that Party’s anticipated Field Action decision.

13.2	The Parties agree to cooperate with respect to any Field Action investigation, including, but not limited to, exchanging relevant field and other information, at the discretion of the Parties acting in good faith. Notwithstanding this Section 13.2, either Party can require the Parties to enter into a confidentiality agreement before sharing such field and other information.

13.3	Buyer will be responsible for all costs associated with a Buyer Field Action. In the event Buyer decides to institute a Field Action on Products but Seller decides not to conduct such Field Action on its Product not otherwise sold to Buyer under this Agreement (“Seller’s Product”), Buyer shall be responsible for all costs associated with any Buyer Field Action, In the event Seller decides to institute a Field Action on Seller’s Products but Buyer decides not to conduct such Field Action on its Product, Seller shall be responsible for all costs associated with any Seller Field Action performed on Seller’s Product. Buyer shall be responsible for and bear all costs associated with its decision not to carry out a Field Action on Products.

13.4	Buyer will be responsible for the defense and all costs of product liability claims and litigation involving or brought against either Party involving the Products supplied to Buyer hereunder, whether based on negligence, strict liability or any other legal theory for (i) damage to property (ii) personal injury or (iii) death.

13.5	With respect to any actual, potential, or threatened claim described in Section 13.4 above, the Parties hereby agree to (i) communicate and cooperate with each other and, if required, with the appropriate insurance carrier, to the fullest extent reasonably possible in investigating the facts and circumstances surrounding the claim and in litigating the matter; (ii) refrain to the fullest extent reasonably possible from taking positions adverse to the interests of each other; and (iii) not, except in enforcement of any rights under this Agreement, institute any claim, action or proceeding, whether by cross claim, third party claim, interpleader or otherwise, against each other.

13.6	With respect to field product quality issues, the Parties agree to work together to resolve the quality issues.

13.7	Buyer will defend, indemnify and hold harmless Seller and its Affiliates, directors, officers, employees and agents (collectively, the “Indemnified Party”) from and against any and all suits, actions, enforcement actions, claims, judgments, debts, obligations or rights of action of any nature or description, including product liability and recall claims, and all costs, including attorneys’ fees, incurred by Seller and its Affiliates in connection therewith, arising out of or relating to Products purchased by Buyer for Buyer’s development, assembly, manufacture, preparation, promotion, marketing, distribution, sale and servicing of Products and/or integration of Products into the off-highway electrification applications or parts thereof, or any acts, omissions, statements or representations of any employee, agent, officer or director of Buyer relating thereto. Seller will notify Buyer of any such suit, action, claim, judgment, debt, obligation or right of action, promptly upon receiving notice or being informed of the existence thereof. Upon such notice from Seller, Buyer will promptly take such action as may be necessary to protect and defend the Indemnified Party against such suit, action, claim, judgment, debt, obligation or right of action, and will indemnify the Indemnified Party against any loss, costs or expenses incurred in connection therewith.

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13.8	Buyer will obtain and maintain pursuant to the terms of this Agreement, at its sole expense, the following types of insurance coverage, with minimum limits as set forth below:

(a)	Commercial General Liability covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and contractual liability – [***] each occurrence.

(b)	Commercial Product Liability insurance – [***] each occurrence.

(c)	Compulsory road traffic insurance in accordance with the Buyer’s Country Laws for all vehicles registered on Buyer.

(d)	Workers Compensation – statutory limits for all states of operation.

(e)	Employers Liability – all of Buyer’s employees are subject to the Workers Insurance foreseen in the Buyer Country, including its provisions on occupational injury compensation.

If any coverage is written on a Claims-made basis, the retroactive date, if any, must precede the commencement of the performance of this Agreement. In addition, Buyer will purchase an extended reporting period if the retroactive date is advanced or if the policy is canceled or not renewed and not replaced by another claims-made policy with the same (or an earlier) retroactive date either during the term of the Agreement or within 3 years after completion of the Agreement.

All policies of insurance procured by Buyer herein will be written as primary policies, not contributing with nor in excess of coverage that Seller may carry. If Buyer’s liability policies do not contain the standard separation of insured’s provision, or a substantially similar clause, they must be endorsed to provide cross-liability coverage.

Buyer will provide Seller with a certificate of insurance evidencing compliance with the insurance requirements set forth above. Certificate(s) will provide that Seller will be named an additional insured on all liability policies (except Workers’ Compensation and Employers Liability). The certificate(s) will provide that Seller will receive thirty (30) days’ prior written notice from the insurer of any termination or material reduction in the amount or scope of coverage.

Such certificates must be in a form acceptable to and underwritten by insurance company (ies) reasonably satisfactory to Seller. By requiring insurance herein, Seller does not represent that coverage and limits will necessarily be adequate to protect Buyer. The purchase of appropriate insurance coverage by Buyer or the furnishing of certificate(s) of insurance will not release Buyer from its respective obligations or liabilities under this Agreement.

14.	FORCE MAJEURE

14.1	An “Event of Force Majeure” means with respect to a Party any event beyond the reasonable control of such Party, including (i) any act of God, natural disaster, or war, (ii) any strike, lockout, or labor dispute at the plant of such Party or its relevant suppliers, (iii) any shortage of electrical power at the facilities of such Party or its relevant suppliers which materially affects the production of Products or Service Parts (iv) any act or omission of any government authority (including failure to approve Agreements within a commercially reasonable time period), which materially affects the production of Products or Service Parts; (v) any shortages of raw materials beyond Seller’s control; or (vi) any other event beyond the reasonable control of such Party or its suppliers.

14.2	If one Party is wholly or partially prevented from performing its responsibilities stipulated in this Agreement by reason of an Event of Force Majeure, it will (i) notify the other Party in writing as soon as reasonably practicable after the occurrence of such Event of Force Majeure, (ii) during the duration of an event of Force Majeure the Parties will use reasonable efforts to mitigate damages, to the extent possible and (iii) the affected party will take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest practicable time, attempt to resume performance of the obligation affected by the Event of Force Majeure. If an Event of Force Majeure occurs, the affected party will not be obligated to perform the affected obligations during such period and the other Party will not be obligated to pay for any services or products not delivered.

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14.3	In case of an Event of Force Majeure, the allocation of Products in short supply during the time of such Event of Force Majeure, or the allocation of capacity as production recovers from the Event of Force Majeure, will be the subject of good faith negotiations between the Parties, and could include temporary arrangements for Buyer to purchase comparable Product from another party while the Force Majeure continues.

15.	TERM AND TERMINATION

15.1	This Agreement will have an Effective Date of August 3, 2022, and will continue in force through December 31, 2025 (the “Term”).

15.2	Either Party may terminate this Agreement in the event of the happening of a material breach by the other Party of performance of material obligations under this Agreement, which breach has not been remedied or waived within sixty (60) days following receipt of written notification of the breach. For the avoidance of doubt, undisputed payment obligations will be considered to be material obligations under this Agreement.

15.3	Either Party may terminate this Agreement immediately if (a) the other Party voluntarily enters into bankruptcy or similar proceedings, or (b) the other party involuntarily enters into bankruptcy or similar proceedings and such involuntary proceedings are not vacated or nullified within fifteen (15) days after being instituted.

15.4	Termination of this Agreement will not affect any liability, which (i) has arisen prior to such termination, or (ii) may arise after such termination, based on transactions made prior to such termination, or any obligations which, from the context hereof, are intended to survive termination. Upon any termination Buyer shall be responsible to pay any demonstrated costs incurred by Seller, unless terminated because of Seller’s breach under Section 15.1. Buyer shall also be responsible for the costs arising from any commitments made by Seller on behalf of Buyer prior to receipt of the termination notice that cannot be mitigated or reversed.

15.5	Seller shall fulfill all orders of Buyer which were placed by Buyer and accepted by Seller prior to the notice of termination, unless such termination is by Seller in accordance with Section 15.1 due to Buyer’s failure to pay undisputed amounts due from Buyer to Seller pursuant to this Agreement, or Buyer’s bankruptcy or similar proceeding under Section 15.2.

16.	TRADEMARKS, INTELLECTUAL PROPERTY RIGHTS

16.1	Except as may be provided in a separate written agreement, neither Seller nor Buyer will use or authorize the use of any trademarks or trade names or other distinctive marks or signs owned by the other or its Affiliates or any mark, name, word, or sign which so nearly resembles any of the foregoing marks, names, words, or signs as to be likely to cause confusion or mistake or to deceive the public.

16.2	Buyer is aware, understands and fully accepts that, through this Agreement, it will not acquire any Intellectual Property rights in the Products.

16.3	Buyer may not, and may not permit any of its agents or consultants to, modify, decompile, copy, disassemble, translate, or reverse engineer the Products, Seller processes, or Confidential Information related to the Products.

17.	CONFIDENTIALITY and Data Privacy

17.1	Confidential Information.

(i)	“Confidential Information” means any information that the disclosing party would reasonably expect the receiving party to keep confidential, including (i) technical information, including patent, copyright, trade secret and other proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed Products and services of Seller or its Affiliates, or (ii) non-technical information relating to the Products including, without limitation, pricing, margins, merchandising plans and strategies, finances, financial and accounting data and information, suppliers, customers, customer lists, purchasing data, sales and marketing plans, future business plans. Seller’s Confidential Information includes, but is not limited to, the mapping of data in the Product, messaging protocols, OnStar architecture, OnStar product design, Seller’s institutional knowledge, or any process or processes to interact with Product or related components, firmware or software. Confidential Information further includes, but is not limited to, all data and information conveyed by Seller or its Affiliates as part of providing technical assistance to Buyer;

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(ii)	regardless of whether transmitted orally, in writing, or in any other tangible or machine readable form, and whether or not labeled “confidential”, which is hereafter disclosed to either Party or its directors, officers employees, or other agents by or on behalf of each Party or each Party’s Affiliates, or any of their respective directors, officers, employees, or other agents; and

(iii)	including, without limitation, any information or data of whatever kind generated by either Party, its directors, officers, employees to the extent that it is generated from information or data referred to in 17.1(i) above.

17.2	The obligations with respect to the Confidential Information will not apply if the Confidential Information:

(i)	becomes public through no action of the receiving Party or its Affiliates;

(ii)	is known or independently developed by each Party independent of its receipt of the Confidential Information;

(iii)	becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party;

(iv)	is disclosed by each Party to a third party without similar restrictions on disclosure;

(v)	is disclosed with the written approval of the other Party; or

(vi)	is required to be disclosed pursuant to a governmental or judicial process, provided that notice of any such process is promptly provided to the other Party, to the extent allowable, in order that the other Party may have reasonably opportunity to intercede in such process to contest such disclosure by any appropriate means, including seeking a protective order.

17.3	Each Party will request, receive and use the Confidential Information only for the purposes described under this Agreement, and both Party will not otherwise use or attempt to use the Confidential Information or any part of it for its own advantage or gain, or the advantage or gain of any other Person, directly or indirectly other than what has been specified in this Agreement. Neither this Agreement nor any activities contemplated herein affects the continued ownership of, or the right to use, the Confidential Information by the owner of the Confidential Information.

17.4	Each Party will keep the Confidential Information in safe custody and maintain it as secret and confidential, and may not, without the prior written consent of an officer of the other Party disclose or divulge or cause or permit to be disclosed or divulged the Confidential Information received from the other Party or from the other Party’s Affiliates (in whole or in part) to any third party except as specifically set forth in this Agreement.

17.5	Each Party will only allow access to the Confidential Information to persons in the other Party’s organization with a need-to-know and only to the extent bona fide necessary to complete the activities contemplated within this Agreement, and only if they are under a similar obligation of confidentiality.

17.6	Upon written demand by either Party at any time, each Party will return to the other Party the Confidential Information as well as any copies or duplicates thereof, or provide the other Party with an officer’s certificate to confirm that any documents, data, duplicates, tangible copies of the Confidential Information disclosed have been retrieved from all recipients and storage locations, destroyed, removed or deleted without retaining any copies of such. Notwithstanding the foregoing, the Recipient may retain copies of Confidential Information stored on electronic back-up media automatically generated in the routine course of business by the Recipient until such automatically generated backups are destroyed in the routine course of its business. Such automatically generated backup copies of Confidential Information shall be subject to the terms of this Agreement until destruction.

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17.7	Each Party must advise the other Party in writing promptly after discovering, or having cause to suspect, any breach of this Article 17 and will assist in investigating and prosecuting any such breach including but not limited to:

(i)	providing any information of the breach to the other Party;

(ii)	reporting (only with the consent of the other Party), or assisting the other Party in reporting such activities to the administrative and judicial authorities with competent jurisdiction;

(iii)	issuing (only with the consent of the other Party), any statements and affidavits regarding any such breach; and

(iv)	causing its directors, officers, employees, and agents to provide assistance for each Party to gather necessary information or evidence.

17.8	The obligation of confidentiality and non-disclosure contained in this Agreement will not apply to the extent that disclosure is required by a valid subpoena, order or regulation of a governmental agency or a court of competent jurisdiction or arbitral panel with jurisdiction, provided that such required disclosure will, to the extent practicable, only be made after the other Party has been given a reasonable opportunity to review and challenge such disclosure and after taking into account the reasonable requirements of the other Party as to the timing, content and matter of such disclosure.

17.9	Buyer acknowledges and understands that any Buyer employee or agent that is to be granted access to any Confidential Information or data shall first sign an Individual Confidentiality and Data Protection Agreement (attached hereto as Exhibit 17.9).

18.	INFORMATION SECURITY AND PRIVACY

Buyer is solely responsible for the information technology infrastructure, including all computers, software, databases, electronic systems (including database management systems) and networks used by or for Buyer to access Seller systems or Seller’s Confidential Information or otherwise in connection with the provision of Products and shall prevent unauthorized access to Seller systems or Confidential Information through Buyer’s systems. Throughout the Term, and at all times in connection with its actual or required performance hereunder, Buyer will maintain and enforce an information security program including safety and physical and technical security policies and procedures with respect to its processing of Seller’s Confidential Information that meet or exceed the requirements of Seller’s Third Party Information Security Requirements set forth in Exhibit 18.1.

19.	NOTICES

Any notice required to be given by either Party to the other in connection with this Agreement will be made in writing and will be sent by prepaid registered mail to such Party’s address set forth in Exhibit 19. Notices pertaining to matters other than termination or modification of this Agreement may instead be transmitted by means of facsimile or email.

20.	AMENDMENTS

Any amendment or modification to this Agreement must be made in writing and signed by an authorized representative of the Parties. This applies also to amendments to this Article 20.

21.	ASSIGNMENT

No Party may assign its rights or interests under this Agreement or delegate its duties hereunder without the prior written consent of the other Party. Any purported assignment or transfer of this Agreement without such consent, or any substantial change in the ownership of the capital stock of either Party shall entitle the other Party to terminate this Agreement upon 30 days’ written notice, subject to a final accounting for goods sold and received. “Substantial”, for purposes of this Article 21, is defined as fifty percent (50%) or more ownership interest. The foregoing does not apply to assignments to successors in interest, upon which this Agreement shall be binding.

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22.	SEVERABILITY

Invalidity of any provision of this Agreement will not affect any other provision and, in the event of a judicial finding of such invalidity, this Agreement will remain in force in all other respects. The Parties will in good faith attempt to agree a valid substitute clause that will preserve as near as possible the original intent of this Agreement; in the absence of such agreement Michigan law will apply as substitute for the invalid provision.

23.	NO IMPLIED WAIVERS

Failure of Buyer or Seller at any time to require performance by the other of any provision hereof will in no way affect the full right to require such performance at any time thereafter. Waiver by either Buyer or Seller of a breach of any obligation hereunder will not constitute a waiver of any succeeding breach of the same obligation itself. Failure of either Buyer or Seller to exercise any of its rights provided under this Agreement will not constitute a waiver of such right.

24.	NO AGENCY

24.1	Nothing in this Agreement will give rise to an agency or partner relationship or otherwise create any rights in either Party to act as a legal representative of the other Party for any purpose. Neither is granted any express or implied right or authority to assume or to create any obligation on behalf of or in the name of the other or its Affiliates, or to bind them in any manner whatsoever.

24.2	Unless otherwise agreed herein, Buyer and Seller will each be solely responsible for any and all expenditures, obligations or responsibilities made, incurred or assumed by it in preparation for performance or in the performance of its obligations under this Agreement.

25.	GOVERNMENT APPROVALS

25.1	The Parties will cooperate in securing any government approvals or permits required to affect the transactions contemplated by this Agreement.

25.2	Unless otherwise agreed by the Parties, Seller will be responsible for securing any licenses or permits and paying any duties or fees required to export Products from their country of manufacture. Buyer will be responsible for securing any licenses or permits and paying any duties or fees required to import Products into the country of Buyer or to import Products into any other country or jurisdiction. Failure of Buyer to fulfill any such responsibility will not relieve Buyer of any obligations to Seller in connection with any such Products purchased by Buyer.

25.3	Buyer will present this Agreement to appropriate government agencies for registration, if required. Buyer will pay all costs and expenses incidental to such presentation, and to the preparation, execution and stamping, if any of this Agreement.

26	SET OFF

Neither Party will be entitled to set off any claims against any claims of the other Party resulting from this Agreement unless by means of a final and binding judgment of court or arbitration panel.

27.	ENTIRE AGREEMENT

27.1	There are no other agreements or understandings, either oral or written, between the Parties affecting this Agreement or relating to the supply of the Products, except as otherwise specifically provided or referred to in this Agreement. For the purpose of clarification, it is expressly agreed that no general terms and conditions will apply to the sale of the Products hereunder.

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27.2	Except as otherwise provided in this Agreement, no agreement between the Parties which is at variance with any of the provisions of this Agreement or which imposes definite obligations upon either Party not specifically imposed by this Agreement or which is intended to be effective or performed following the expiration or other termination of this Agreement and imposes obligations or extends the time for performance thereof other than as provided in this Agreement will be binding upon either Party unless it is in writing and is executed by a duly authorized representative of each of the Parties.

28.	GOVERNING LAW, JURISDICTION; DISPUTE RESOLUTION

28.1	This Agreement, including, but not limited to, its validity, interpretation, performance, effects, derivatives and consequences, is governed by the laws of the Michigan, USA, without reference to the conflict of laws principles thereof. Each Party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the Michigan having jurisdiction over the subject matter. Both Parties acknowledge that the United Nations Convention on Agreements for the International Sale of Goods does not apply to the transaction contemplated under this Agreement.

28.2	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

28.3	Before the filing of any claim in any court (except in cases where a Party is threatened with irreparable harm and seeks injunctive relief), a Party will serve on the other (a) written notice of the claim, specifying the exact amount claimed and the provision of this Agreement or other authority for the claim; and (b) a copy of all supporting documents.

Within 10 business days after service, the Responding Party will serve on the serving Party (a) a written response, setting out its position and specifying the provision of this Agreement relied on; and (b) a copy of all supporting documents.

Within 10 days after service of the response, the Parties will meet to discuss resolution of the claim. Each Party may bring up to three people to this negotiation, at least one of whom is an executive who is not involved in the performance of this Agreement. The written claim notice and response and the documents produced, but not the subsequent discussion, are admissible in any court proceeding.

29.	COUNTERPARTS

This Agreement may be executed simultaneously in counterparts (and may be delivered by facsimile), each of which will be deemed an original, but all of which together will constitute a single agreement.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Parties by their duly authorized representatives.

General Motors LLC	Volcon, Inc.

By: /s/ John Roth	By: /s/ Jordan Davis

Name: John Roth	Name: Jordan Davis
Title: Global Vice President	Title: CEO
Date: August 9, 2022	Date: 8/3/2022

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Exhibits

[***]

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